December  14,  1999

John  Huguet,
President  &  CEO
e-financial  depot.com,  Inc.
1005  -  750  W.  Pender  Street
Vancouver,  British  Columbia,  Canada  V6C  2TB

                                                       RE:  LETTER OF ENGAGEMENT
                                              Commencement of Investor Relations

Dear  Mr.  Huguet:

We are prepared to embark upon a program of investor relations activities on behalf of e-financial depot.com, Inc. The objective of such a Program is to achieve the highest sustainable market value for the company's securities thereby contributing to shareholder liquidity and future corporate finance opportunities.

We propose that the official commencement date of our activities be January 1, 2000 subject to the signed acceptance of the terms outlined herein and our receipt of the agreed funds.

In this relationship, Coffin, Mottola Communications agrees to comply fully with all securities regulations, industry guidelines and applicable laws. Additionally, our firm shall maintain the confidentiality of all information of e-financial depot. com, Inc. not cleared by the company for public release.

e-financial depot.com, Inc. agrees to indemnify and hold harmless Coffin, Mottola Communications, including its shareholders, officers, employees and contractors, from and against any and all losses, claims, damages, expenses and/or liabilities which Coffin, Mottola Communications may incur based upon information, representations, reports or data furnished by e-financial depot.com, Inc. with respect to itself, and which are approved by e-financial depot.com, Inc. for use by Coffin, Mottola Communications. Such indemnification shall include, but not be limited to, expenses (including all attorney's fees), judgments, and amounts paid in settlement actually and reasonably incurred by Coffin, Mottola Communications in connection with an action, suit or proceeding brought against Coffin, Mottola Communications and/or its shareholders, officers, contractors or employees.

In consideration for such services Coffin, Mottola Communications shall receive a retainer of $6,000 per month and 25,000 shares (the "shares") of the Company's common stock. In exchange for such shares, Coffin, Mottola Communications agrees to provide all necessary and appropriate investor relations services at a rate of $6,000 per month, for a period of twelve (12) months (in accordance with SEC guidelines).

As additional consideration to Coffin, Mottola Communications ("Coffin"), e-financial depot.com, Inc. hereby grants an option to purchase 25,000 shares (the Shares") of the Company's common stock (this "Option") to Coffin, Mottola Communications. This Option shall be for a term of five years, shall vest immediately and have "assignable rights". This Option shall have an exercise price of $6.50, and shall expire on January 1, 2005. coffin, Mottola Communications shall have the right to exercise the Option by giving the Company a full-recourse promissory note with a term of not more than five (5) yeas (the "Note"), provided, however, that to Coffin, Mottola Communications shall not be able to resell the Shares until such time as the Note is paid in full.

e-financial  depot.com,  Inc.
Letter  of  Engagement
Page  2

Monthly expenses incurred while engaging in investor relations activities on behalf of e-financial depot.com, Inc. shall be itemized and also invoiced at the beginning of each month hereafter and due within ten (10) days of receipt. Typical expenses included are phones, copying, faxing, mailing and on-line services. Commitments to vendors and others outside of Coffin, Mottola Communications for the purchase of goods and services related to our carrying out the subject activities will first be approved by e-financial depot.com, Inc. and billed directly.

The term of this agreement shall be for a period of twelve (12) months commencing January 1, 2000 through January 1, 2001 and continuing on a month-to-month basis thereafter unless terminated by either party by providing one month written notice to the other and delivering same by registered mail.

If any provision of this Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not effect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

If any action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to its costs and reasonable attorney's fees. Any dispute concerning this Agreement shall be settled by binding Arbitration in accordance with the rules of the American Arbitration Association in Los Angeles, California.

Should the terms outlined herein meet with your approval, please sign and enter the date as provided below. Retain a copy for your files and express an original to us along with a check in the amount of $6,000 as the first month's retainer. Upon execution, we would also greatly appreciate your faxing us a copy of this document so that we have official notification of engagement as well as authority to proceed on your behalf with the e-financial depot.com
Investor  Relations  Program.

On behalf of the partners and entire staff at Coffin, Mottola Communications, we wish to thank you for your confidence in us and for retaining our firm. The account team looks forward to working with you now and in the future toward mutually beneficial goals.

Sincerely,
Coffin,  Mottola  Communications

/s/  Christi  Mottola      1 - 8 - 2000
Christi  Mottola,            Date
Managing  Partner

Agreed  and  accepted  on  behalf  of:

E-FINANCIAL  DEPOT.COM  INC.
1005  -  750  W.  Pender  Street
Vancouver,  British  Columbia,  Canada  V6C  2TB

/s/  John  Huguet       Jan 8th/ 2000
John  Huguet,               Date
President  and  Chief  Executive  Officer